iShares Trust

Screen #2 attachment for funds beyond series 99

100        ISHARES Lehman Intermediate Credit Bond Fund                   N
101        ISHARES Lehman Credit Bond Fund                                          N
102        ISHARES Lehman Intermediate Govt/Credit Bond Fund         N
103        ISHARES Lehman Government/Credit Bond Fund                   N
106         ISHARES $ High Yield Corporate Bond Fund                          N
107         ISHARES Lehman MBS Bond Fund                                          N
115         ISHARES S&P National Municipal Bond Fund                       N
116         ISHARES S&P California Municipal Bond Fund                     N
117         ISHARES S&P New York Municipal Bond Fund                     N
127         ISHARES JPMorgan USD Emerging Markets Bond Fund     N

Please visit the iShares website for the most recent shareholder report if you need more information on any series higher than series 99. http://www.ishares.com/library/annual_reports.jhtml